Exhibit 10.1

Michael P. Connors
Chairman and
Chief Executive Officer

Personal & Confidential

May 15, 2017

Mr. Thomas Kucinski

281 Tresser Blvd.

Stamford, CT 06901

Dear Tom,

I am pleased to confirm our offer for you to become Executive Vice President and Chief Human Resources Officer (CHRO) reporting to me.  You will also become a member of our ISG Executive Board (IEB). This appointment is effective June 5, 2017.

Your base salary will be $300,000 annually and a target Global Annual Incentive Plan (GVIP) opportunity of $75,000.

We will grant you $100,000 of ISG Restricted Stock Units (RSUs) on June 1st that will vest ratably over four years pursuant to our standard award agreement, which requires you to execute our restrictive covenant agreement. You have also agreed to purchase up to an additional $100,000 of  ISG shares in the open market which we will match 1:1 provided your open market purchases are completed during executive officer trading windows by December 31, 2017.  The ISG matched shares will vest on the first anniversary of the grant. You will be subject to our ISG Share Holding Guidelines which for this position will be two times base salary of value. In addition as an executive officer of the firm, you will be provided our standard Change in Control agreement.  As is our standard operating procedure, you will be required to sign a new non-solicitation and non-disclosure agreement as part of this appointment.

Tom, as we discussed, you have been an integral part of building ISG the past four years and we look forward to your continued contributions to our success.

Please sign below and return a copy of this letter.  Congratulations!

Sincerely,

Accepted and Agreed:

/s/ Thomas Kucinski
Thomas Kucinski